Exhibit 27(l) – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Statement of Additional Information dated May 1, 2022 and included in this Post-Effective Amendment No. 79 to the Registration Statement (Form N-4, No. 033-75962) of Variable Annuity Account C of Voya Retirement Insurance and Annuity Company (the “Registration Statement”).

We also consent to the use of our reports dated (a) March 11, 2022, with respect to the consolidated financial statements of Voya Retirement Insurance and Annuity Company and (b) April 26, 2022, with respect to the financial statements of each of the subaccounts within Variable Annuity Account C of Voya Retirement Insurance and Annuity Company, for the year ended December 31, 2021, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, TX April 26, 2022